Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration statements (Form S-8 Nos. 333-38310 and 333-91046) of the SCI 401(k) Retirement Savings Plan of our report dated June 27, 2006 with respect to the financial statements and schedule included in this Annual Report on Form 11-K of The SCI 401(k) Retirement Savings Plan for the year ended December 31, 2005.
/s/HARPER & PEARSON COMPANY, P.C.
Houston, Texas
June 29, 2006